Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Mansfield, Ohio – April 24, 2025 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•
Net sales of $163.9 million increased 2.9%, or $4.7 million, compared to the first quarter of 2024
•
First quarter net income was $12.1 million, or $0.46 per share, compared to net income of $7.9 million, or $0.30 per share, for the first quarter of 2024
•
Adjusted EBITDA1 of $29.7 million for the first quarter of 2025 increased $1.5 million, or 5.3%, from $28.2 million for the first quarter of 2024
•
Total debt decreased $14.6 million during the quarter

Net sales for the first quarter of 2025 were $163.9 million compared to net sales of $159.3 million for the first quarter of 2024, an increase of 2.9% or $4.7 million.

Sales increased $1.8 million in the municipal market and $3.2 million in the repair market due to water and wastewater projects related to increased infrastructure investment. Sales also increased $2.5 million in the OEM market due to an increase in various OEM applications, $1.0 million in the petroleum market, and $0.7 million in the fire suppression market. These increases were partially offset by sales decreases of $2.7 million in the construction market due to a general slow down in construction activity including sales into the rental market, $0.9 million in the agriculture market, and $0.9 million in the industrial market.

Gross profit was $50.3 million for the first quarter of 2025, resulting in gross margin of 30.7%, compared to gross profit of $48.4 million and gross margin of 30.4% for the same period in 2024. The increase in gross margin was primarily driven by the realization of selling price increases partially offset by increased labor and overhead expenses.

Selling, general and administrative (“SG&A”) expenses were $25.1 million and 15.3% of net sales for the first quarter of 2025 compared to $24.9 million and 15.6% of net sales for the same period in 2024.

Operating income was $22.1 million for the first quarter of 2025, resulting in an operating margin of 13.5%, compared to operating income of $20.4 million and an operating margin of 12.8% for the same period in 2024. Operating margin increased 70 basis points compared to the same period in 2024 due to the realization of selling price increases and SG&A leverage partially offset by increased labor and overhead expenses.

Interest expense was $6.2 million for the first quarter of 2025 compared to $10.1 million for the same period in 2024. The decrease in interest expense was due primarily to the series of refinancing transactions the Company completed on May 31, 2024 as well as a decrease in outstanding debt.

Net income was $12.1 million, or $0.46 per share, for the first quarter of 2025 compared to net income of $7.9 million, or $0.30 per share, in the first quarter of 2024.

Adjusted EBITDA1 was $29.7 million for the first quarter of 2025 compared to $28.2 million for the first quarter of 2024.

The Company’s backlog of orders was $217.8 million at March 31, 2025 compared to $234.2 million at March 31, 2024 and $206.0 million at December 31, 2024. Incoming orders for the first quarter of 2025 were $177.7 million, a decrease of 0.7%, or $1.2 million, compared to record incoming orders for the first quarter of 2024.

Net cash provided by operating activities for the first three months of 2025 was $21.1 million compared to $10.7 million for the same period in 2024 driven by increased net income and an increase in commissions payable and accrued expenses during the three month period ended March 31, 2025 compared to the same period last year. Capital expenditures for the first three months of 2025 were $3.0 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2025 are presently planned to be approximately $20.0 million. Total debt decreased $14.6 million during the first three months of 2025.

Scott A. King, President and CEO, commented, “Continued strength in our incoming orders throughout the quarter resulted in a year over year increase in sales as well as an increase in backlog from year-end. We continued to see a positive trend in our municipal market as our quality products and engineering expertise allow us to benefit from infrastructure spending including the strong demand for flood control and storm water management. We leveraged our sales growth to improve operating income, which along with significant savings in interest expense, resulted in a 53% increase in earnings per share for the quarter compared to last year. Although we benefit from a primarily U.S. based supply chain, we continue to monitor the impact of tariffs and believe we will be able to mitigate the impact through product pricing and supply arrangements. We remain optimistic about our full year outlook and are focused on delivering profitable growth.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted EBITDA to its corresponding GAAP financial measure, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) acquisition performance and integration; (6) impairment in the value of intangible assets, including goodwill; (7) defined benefit pension plan settlement expense; (8) LIFO inventory method; and (9) family ownership of common equity; and general risk factors including (10) continuation of the current and projected future business environment; (11) highly competitive markets; (12) availability and costs of raw materials and labor; (13) cybersecurity threats; (14) artificial intelligence risk and challenges that can impact our business; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) the impact of U.S. trade policy, including resulting tariffs; (17) environmental compliance costs and liabilities; (18) exposure to fluctuations in foreign currency exchange rates; (19) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (20) changes in our tax rates and exposure to additional income tax liabilities; and (21) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2025	2024
Net sales	$163,948	$159,268
Cost of products sold	113,616	110,874
Gross profit	50,332	48,394
Selling, general and administrative expenses	25,107	24,888
Amortization expense	3,100	3,077
Operating income	22,125	20,429
Interest expense	(6,203)	(10,073)
Other income (expense), net	(386)	(272)
Income before income taxes	15,536	10,084
Provision for income taxes	3,408	2,200
Net income	$12,128	$7,884
Earnings per share	$0.46	$0.30
Average number of shares outstanding	26,246,848	26,201,093

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

	(unaudited)
(Dollars in thousands)	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$21,840	$24,213
Accounts receivable, net	93,531	87,636
Inventories, net	99,152	99,205
Prepaid and other	9,747	9,773
Total current assets	224,270	220,827
Property, plant, and equipment	131,506	131,822
Other assets	23,069	23,838
Goodwill and other intangible assets, net	479,002	481,982
Total assets	$857,847	$858,469
Liabilities and equity
Accounts payable	$27,403	$24,752
Current portion of long-term debt	18,500	18,500
Accrued liabilities and expenses	46,781	44,275
Total current liabilities	92,684	87,527
Pension benefits	6,459	6,629
Postretirement benefits	22,216	22,178
Long-term debt, net of current portion	333,706	348,097
Other long-term liabilities	20,711	20,238
Total liabilities	475,776	484,669
Shareholders' equity	382,071	373,800
Total liabilities and shareholders' equity	$857,847	$858,469

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024
Cash flows from operating activities:
Net income	$12,128	$7,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,963	7,065
LIFO expense	995	993
Pension expense	696	663
Stock based compensation	1,048	1,074
Amortization of debt issuance fees	295	767
Other	(489)	97
Changes in operating assets and liabilities:
Accounts receivable, net	(5,359)	(5,425)
Inventories, net	(231)	1,462
Accounts payable	2,408	4,624
Commissions payable	2,471	(1,826)
Deferred revenue and customer deposits	(1,548)	(169)
Income taxes	2,608	2,406
Accrued expenses and other	589	(4,120)
Benefit obligations	(1,474)	(4,753)
Net cash provided by operating activities	21,100	10,742
Cash flows from investing activities:
Capital additions	(3,020)	(3,906)
Other	19	52
Net cash used for investing activities	(3,001)	(3,854)
Cash flows from financing activities:
Cash dividends	(4,852)	(4,715)
Treasury share repurchases	(1,141)	(267)
Payments to banks for borrowings	(14,625)	(4,375)
Other	(30)	(17)
Net cash used for financing activities	(20,648)	(9,374)
Effect of exchange rate changes on cash	176	(260)
Net increase (decrease) in cash and cash equivalents	(2,373)	(2,746)
Cash and cash equivalents:
Beginning of period	24,213	30,518
End of period	$21,840	$27,772

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2025	2024
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income –GAAP basis	$12,128	$7,884
Interest expense	6,203	10,073
Provision for income taxes	3,408	2,200
Depreciation and amortization expense	6,963	7,065
Non-GAAP earnings before interest, taxes, depreciation and amortization	28,702	27,222
Non-cash LIFO expense	995	993
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$29,697	$28,215